[CBRL GROUP, INC. LOGO]
Post Office Box 787
Lebanon, Tennessee
37088-0787
Phone 615.443.9869

CBRL Group Reviewing Capital Structure Alternatives Intended to
Enhance Shareholder Value

LEBANON, Tenn. (January 24, 2006) -- CBRL Group, Inc. (the “Company”) today announced that it is in the process of reviewing potential capital structure initiatives intended to enhance shareholder value. The Company also disclosed that it has been interviewing firms to serve as a financial advisor to assist management in the review process. “It has been our practice to evaluate capital structure alternatives and other initiatives at least annually with our Board of Directors,” said Chairman, President and Chief Executive Officer Michael A. Woodhouse. “We began the current phase of our process late last year when we decided to seek outside expert advice. We have been interviewing advisor candidates, and we expect to select one as our advisor very soon. With the advisor’s assistance, we hope to broaden and deepen our evaluation process so that we may consider additional perspectives for bringing long-term value to our shareholders. At the same time, we continue to focus on operational initiatives to improve both of our restaurant concepts and position them for successful future growth.”

Woodhouse added, “The capital structure review is part of our ongoing objective to continue to give our shareholders a meaningful return on their investment. Over the past seven years, we have repurchased almost 27 million shares of stock totaling more than $750 million and increased our dividend significantly. During that same period, we also have reinvested over $800 million to support continued growth in both Cracker Barrel Old Country Store and Logan’s Roadhouse.”

The Company is disclosing the status of its evaluation process at this time because the Company recently was approached by a significant shareholder. That shareholder, unaware of our strategic review, suggested that the Company undertake some of the same kinds of initiatives that management has seen and discussed in the process of selecting its financial advisor and that were already under consideration. “Typically, we do not comment on our strategic planning initiatives before they are implemented,” Woodhouse said, “but we have seen other companies being distracted by opportunistic or impatient investors who publicly pressure those companies to change their strategic direction. Rather than be subjected to the distraction of second-guessing in a public forum, we elected to disclose our process, which was already underway. We expect to evaluate some good ideas in this strategic review and will comment on which, if any, of those we plan to implement when the review is complete.”

The Company also noted that certain capital structure initiatives under consideration could affect its previously issued guidance. Accordingly, the Company at this time formally withdraws that guidance. No further guidance will be issued until after completion of the review of capital structure alternatives.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 540 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 132 company-operated and 24 franchised Logan’s Roadhouse restaurants in 20 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private

Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the ability of the Company to identify and execute capital structure or other initiatives intended to enhance long-term shareholder value; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; actuarial estimate uncertainties with respect to self-insured workers’ compensation, general liability and group health; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness on sales and customer travel, discretionary income or personal expenditure activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; commodity, workers’ compensation, group health and utility price changes; the availability and cost of suitable sites for development and the Company’s ability to identify such sites; the ability of the Company to open and operate new locations successfully; changes in building materials and construction costs; the effects of plans intended to promote or protect the Company’s brands and products; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; changes in interest rates affecting the Company’s financing costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; and other factors described from time to time in the Company’s filings with the SEC, press releases, and other communications.

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Investor Contact:	Lawrence E. White
Senior Vice President/Finance
and Chief Financial Officer
(615) 443-9869

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266